                                                                    Exhibit 12.1

                          Seagull Energy Corporation
             Computation of Ratio of Earnings to Fixed Charges(1)
                   (In thousands of dollars except ratios)

                                        Six
                                       Months
                                       Ended                          Year Ended December 31,
                                      June 30,      ------------------------------------------------------------
                                        1995          1994         1993         1992         1991         1990
                                      --------      --------     --------     --------     --------     --------
Earnings (loss) before income taxes
  and cumulative effect of changes
  accounting principles               $(71,555)     $    932     $ 33,278     $  6,915     $  5,307     $ 30,789

Fixed Charges:
  Interest expense                      27,931        51,550       36,753       17,574       17,875        9,340
  Capitalized interest                     344           632          880          873        1,684          638
                                      --------      --------     --------     --------     --------     --------
Total fixed charges                   $ 28,275      $ 52,182     $ 37,633     $ 18,447     $ 19,559     $  9,978
                                      ========      ========     ========     ========     ========     ========
Earnings (loss) plus fixed charges
  excluding capitalized interest      $(43,624)     $ 52,482     $ 70,031     $ 24,489     $ 23,182     $ 40,129
                                      ========      ========     ========     ========     ========     ========

Ratio of earnings to fixed charges       (1.54)(2)      1.01         1.86         1.33         1.19         4.02
                                      ========      ========     ========     ========     ========     ========

(1) For purposes of computing the ratio of earnings to fixed charges: (i) earnings consist of income from continuing operations before provision for income taxes and cumulative effect of changes in accounting principles plus fixed charges as described below, excluding capitalized interest for the period and (ii) fixed charges consist of interest expensed and capitalized and amortization of debt discount and expense relating to indebtedness.

(2) For the six months ended June 30, 1995, the amount of earnings is not adequate to cover fixed charges by $71,899.